Exhibit 97.1
August 29, 2023

MATRIX SERVICE COMPANY
CLAWBACK POLICY
I.Introduction
The Board of Directors of Matrix Service Company (the “Board”) believes that it is in the best interests of Matrix Service Company (the “Company”) and its shareholders to adopt this policy to provide for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Section 10D”), Rule 10D-1 of the Securities Exchange Act of 1934 (“Rule 10D-1”), and Section 5608 of the Nasdaq Listing Rules (the “Listing Rules” and together with Section 10D and Rule 10D-1 and any other applicable law, the “Applicable Law”).
II.Administration
This Policy shall be administered by the Board or the Board may delegate the authority to administer this Policy to such committee as it deems appropriate (the Board or such committee charged with administration of this policy, the “Administrator”). Any determinations made by the Administrator shall be final and binding on all affected individuals.
III.Covered Executives
This Policy applies to the Company's current and former executive officers, as determined by Administrator in accordance with Applicable Law, and such other current and former employees who may from time to time be deemed subject to the Policy by the Administrator (“Covered Executives”).
IV.Recoupment; Accounting Restatement
In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company's material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements, that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Administrator will require, subject to Applicable Law, recoupment of any Excess Incentive Compensation (defined below) received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement and during any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years.
V.Incentive Compensation
For purposes of this Policy, Incentive Compensation means any compensation that is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure. Incentive Compensation is deemed “received,” for purposes of this Policy, in the Company’s fiscal period during which the Financial Measure specified in the Incentive Compensation award is attained, even if the payment or grant of such Incentive Compensation occurs after the end of such period.

Financial reporting measures is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure that is derived wholly or in part from such measure. Financial reporting measures include but are not limited to:
·Company stock price;
·Total shareholder return;
·Revenues;
·Net income;
·Backlog;
·Project awards;
·Earnings before interest, taxes, depreciation, and amortization (EBITDA);
·Funds from operations;
·Financial ratios;
·Liquidity measures such as working capital or operating cash flow;
·Return measures such as return on invested capital or return on assets; and
Earnings measures such as earnings per share.
VI.Excess Incentive Compensation: Amount Subject to Recovery
The amount to be recovered will be the “Excess Incentive Compensation” paid to the Covered Executive. The Excess Incentive Compensation is the amount of Incentive Compensation received that exceeds the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Administrator, without regard to any taxes paid.
For Incentive Compensation based on Company stock price or total shareholder return or other instances in which the Administrator cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then the Administrator will make its determination based on a reasonable estimate of the effect of the accounting restatement. The Administrator must maintain documentation of the determination of such reasonable estimate and provide such documentation to Nasdaq as required under the applicable law.
VII.Method of Recoupment
The Administrator will determine, in its sole discretion, the timing and method for recouping Incentive Compensation hereunder which may include, without limitation:
(a) requiring reimbursement of cash Incentive Compensation previously paid;
(b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
(c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
(d) cancelling outstanding vested or unvested equity awards;

(f) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder; and/or
(g) taking any other remedial and recovery action permitted by law or contract, as determined by the Administrator, including reimbursement of costs (including legal fees) incurred in connection with the recovery of excess incentive-based compensation.
VIII.No Indemnification
The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executives to fund potential clawback obligations under this Policy.
IX.Director Indemnification
No member of the Board or any Committee shall be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.
X.Interpretation
The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Applicable Law.
XI.Effective Date
This Policy shall be effective as of the date it is adopted by the Board of Directors (the "Effective Date") and shall apply to Incentive Compensation that is received by Covered Executives on or after that date even if such Incentive Compensation was approved, awarded, granted or paid to Covered Executive prior to the Effective Date.
XII.Amendment; Termination
The Board of Directors may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to comply Applicable Law.
XIII.Other Recoupment Rights
The Board of Directors intends that this Policy will be applied to the fullest extent of the law. The Administrator may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

XIV.Impracticability
The Administrator shall recover any Excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Administrator in accordance with Applicable Law.
XV.Successors
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.
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